Exhibit 99.1

Hanger Announces Senior Notes Consent Solicitation

AUSTIN, Texas, November 19, 2015— Hanger, Inc. (NYSE: HGR) (the “Company”) today announced that it is soliciting consents from holders of its $200,000,000 aggregate principal amount 7 1/8% Senior Notes due 2018 (the “Notes”) to amend and waive (the “Proposed Amendment and Waiver”) certain provisions of the indenture pursuant to which the Notes were issued (the “Consent Solicitation”).

The Proposed Amendment and Waiver will amend, effective as of November 15, 2015, the reporting covenant in the indenture to extend the Company’s deadline to deliver to the noteholders (with copies to the trustee) periodic reports required to be filed or furnished with the Securities and Exchange Commission (the “SEC”) until the Company is current in its filings with the SEC or it fails to make payment of a subsequent consent fee when due.  The Proposed Amendment and Waiver will also waive any default or event of default under the indenture that may occur or exist as a result of or in connection with the Company’s failure to timely deliver to the noteholders (with copies to the trustee), or file with the SEC, its delayed SEC reports until the earlier of such time as the Company is current in its filings with the SEC or it fails to make payment of a required subsequent consent fee when due.  If the Company receives the requisite consents to approve the Proposed Amendment and Waiver, then it will also increase the interest rate on the Notes to 8.625%, effective as of November 15, 2015. The provision regarding the increased interest rate will not terminate at the time of the expiration of the Proposed Amendment and Waiver.

The Consent Solicitation will expire at 5:00 p.m., New York City time, on December 3, 2015.  Only holders of record of the Notes as of 5:00 p.m., New York City time, on November 18, 2015, are eligible to deliver consents to the Proposed Amendment and Waiver in the Consent Solicitation.  The Company will pay to the holders who delivered valid and unrevoked consents prior to the expiration time a cash payment of $2.50 per $1,000 principal amount of Notes for which consents have been delivered by such holder, subject to the satisfaction or waiver of all of the conditions of the Consent Solicitation.  The Company will also pay, within five business days following the first day of each month beginning May 2016 in which the Company is not current with its filings with the SEC, to the holders who delivered valid and unrevoked consents prior to the expiration time, a cash payment of $1.00 per $1,000 principal amount of Notes for which consents have been delivered by such holder, subject to the satisfaction or waiver of all the conditions of the Consent Solicitation.  The right to receive consent fees will not be transferable with the Notes.

The Consent Solicitation is being made solely on the terms and subject to the conditions set forth in the Notice of Consent Solicitation, dated November 19, 2015 (the “Notice of Consent Solicitation”), and in the accompanying form of consent. The effectiveness of the Proposed Amendment and Waiver, as well as the provision regarding the increased interest rate, is subject to a number of conditions. No assurance can be given that the Proposed Amendment and Waiver can or will be completed on terms that are acceptable to the Company, or at all.  The Company may, in its sole discretion, terminate, amend or extend the Consent Solicitation at any time as set forth in the Notice of Consent Solicitation.

Copies of the Notice of Consent Solicitation, the form of consent and other related documents may be obtained from D.F. King & Co., Inc., the Information and Tabulation Agent, in New York at (212) 269-5550  (collect) or (866) 796-1245 (toll free), or via email at hgr@dfking.com.  Holders of the Notes are urged to review the Notice of Consent Solicitation and the form of consent for the detailed terms of the Notice of Consent Solicitation and the procedures for consenting to the Proposed Amendment and Waiver.  Any persons with questions regarding the Consent Solicitation should contact the Solicitation Agent, Wells Fargo Securities, at (704) 410-4760 (collect) or (866) 309-6316 (toll free).

This announcement does not constitute a solicitation of consents of holders of the Notes and shall not be deemed a solicitation of consents with respect to any other securities of the Company or its subsidiaries.  No recommendation is being made as to whether holders of the Notes should consent to the Proposed Amendment and Waiver.  The solicitation of consents is not being made in any jurisdiction in which, or to or from any person to or from whom, it is unlawful to make such solicitation under applicable state or foreign securities or “blue sky” laws.

About Hanger, Inc. — Built on the legacy of James Edward Hanger, the first amputee of the American Civil War, Hanger, Inc. (NYSE: HGR) delivers orthotic and prosthetic (O&P) patient care, and distributes O&P products and rehabilitative solutions to the broader market.  Hanger’s Patient Care segment is the largest owner and operator of O&P patient care clinics with in excess of 750 locations nationwide.  Through its Products & Services segment, Hanger distributes branded and private label O&P devices, products and components, and provides rehabilitative solutions. Steeped in over 150 years of clinical excellence and innovation, Hanger’s vision is to be the partner of choice for products and services that enhance human physical capability.

This document contains certain “forward-looking statements” relating to the Company.  All statements, other than statements of historical fact included herein, are “forward-looking statements,” including statements regarding the timing of filing of, and the outcome of the Company’s work in connection with, completing certain financial statements and other financial data.  These forward-looking statements are often identified by the use of forward-looking terminology such as “intends,” “expects” or similar expressions and involve known and unknown risks and uncertainties.  Although the Company believes that the expectations reflected in these forward-looking statements are reasonable, they do involve assumptions, risks, and uncertainties, and these expectations may prove to be incorrect.

Investors should not place undue reliance on these forward-looking statements, which speak only as of the date of this filing.  The Company disclaims any intention or obligation to update or revise any forward-looking information, whether as a result of new information, future events or otherwise, except as required by applicable securities laws.  These uncertainties include, but are not limited to, the risk that additional information may arise during the course of the Company’s ongoing accounting review that would require the Company to make additional adjustments or revisions to its estimates or financial statements, to restate further its financial statements and other financial data for current or historical periods, or to identify additional material weaknesses; the time required to complete the financial statements and other financial data and accounting review; and the time required to prepare its periodic reports for filings with the Securities Exchange Commission.  For additional information and risk factors that could affect the Company, see its Form 10-K for the year ended December 31, 2013, its Form 10-Q for the quarter ended June 30, 2014 as well as the risk factor set forth in Item 8.01 of the Company’s Current Report on Form 8-K filed February 17, 2015, each as filed with the Securities and Exchange Commission. The information contained in this filing is made as of the date hereof, even if subsequently made available by the Company on its website or otherwise.

SOURCE Hanger, Inc.

Investor Contact:

Paul Severt, Vice President, Corporate Finance and Treasurer

Hanger, Inc., (512) 777-3666

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